Exhibit 2

Bogotá D.C., December 21, 2005

Republic of Colombia

Ministry of Finance and Public Credit

Carrera. 7A, No. 6-45, Piso 8

Bogotá D.C., Colombia

Ladies and Gentlemen:

In my capacity as Head of the Legal Affairs Group of the General Directorate of Public Credit and the National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia (the “Republic”), and in connection with the Republic’s offering, pursuant to its registration statement under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), filed by the Republic with the United States Securities and Exchange Commission (the “Commission”) on October 1, 2003 (Registration Statement No. 333-109215), as amended (the “Registration Statement”), of Ps.568,822,000,000 aggregate principal amount of the Republic’s 12.000% Global TES Bonds due 2015 (the “Securities”), I have reviewed the following documents:

(i) the Registration Statement and the related Prospectus dated October 1, 2003 included in the Registration Statement, as supplemented by the Prospectus Supplement dated December 14, 2005 relating to the Securities, as first filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act;

(ii) an executed copy of the Fiscal Agency Agreement dated as of September 28, 1994, as amended by Amendment No. 1 thereto dated as of January 21, 2004 (as amended, the “Fiscal Agency Agreement”), between the Republic and JPMorgan Chase Bank, N.A.;

(iii) the global Security dated December 21, 2005 in the principal amount of Ps.568,822,000,000, executed by the Republic;

(iv) an executed copy of the Authorization Certificate dated December 21, 2005 pursuant to which the terms of the Securities were established;

(v) all relevant provisions of the Constitution of the Republic and the following acts, laws and decrees of the Republic, under which the issuance of the Securities has been authorized:

(a) Law 80 of October 28, 1993 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(b) Law 533 of November 11, 1999 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(c) Law 185 of January 27, 1995 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(d) Law 781 of December 20, 2002 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-109215 and incorporated herein by reference); and

(e) Decree 2681 of December 29, 1993 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(f) External Resolution No. 8 dated November 19, 2004 of the Board of Directors of the Central Bank of Colombia (a translation of which has been filed as part of Exhibit 3 to Amendment No. 4 to the Republic’s 2003 Annual Report on Form 18-K and incorporated herein by reference); and

(g) CONPES 3317 MINHACIENDA DNP: SC dated November 29, 2004 (a translation of which has been filed as part of Exhibit 3 to Amendment No. 4 to the Republic’s 2003 Annual Report on Form 18-K and incorporated herein by reference); and

(vi) the following additional act of the Republic under which the issuance of the Securities has been authorized:

(a) Resolution No. 3646 of December 14, 2005 of the Ministry of Finance and Public Credit (a translation of which is attached as Exhibit A hereto); and

(b) Certificate dated December 7, 2005, issued by the Technical Secretariat of the Interparliamentary Commission of Public Credit in accordance with article 7 of Decree 2757 of 2005 (a translation of which is attached as Exhibit B hereto).

It is my opinion that under and with respect to the present laws of the Republic, the Securities have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Fiscal Agency Agreement, constitute valid and legally binding obligations of the Republic.

I hereby consent to the filing of this opinion as an exhibit to the Republic’s Amendment No. 4 to its Annual Report on Form 18-K for its Fiscal Year ended December 31, 2004 and to the use of the name of the Head of the Legal Affairs Group of the General

Directorate of Public Credit of the Ministry of Finance and Public Credit of the Republic under the caption “Validity of the Securities” in the Prospectus and under the heading “General Information—Validity of the Bonds” in the Prospectus Supplement referred to above. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Omar Alfonso Ochoa Maldonado
Omar Alfonso Ochoa Maldonado
Head of the Legal Affairs Group of the General Directorate of Public Credit and the National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia

EXHIBIT A

MINISTRY OF FINANCE AND PUBLIC CREDIT

RESOLUTION No. 3646 OF DECEMBER 14, 2005

“Whereby the Nation is authorized to issue, subscribe and place External Public Indebtedness Certificates in the international capital markets for an amount up to TWO HUNDRED AND FIFTY MILLION US DOLLARS OF THE UNITED STATES OF AMERICA (US 250,000,000), or its equivalent in other currencies, and other provisions are taken.”

THE MINISTER OF FINANCE AND PUBLIC CREDIT

in use of his legal powers and specially those conferred by Articles 19 of Decree 2681 of 1993,

WHEREAS:

Article 3 of Decree 2681 of 1993 authorizes the state entities to carry out public credit operations among which are comprised, among others, the issuance, subscription and placement of national bond certificates;

Article 10 of Law 533 of 1999 sets forth that are considered as national bond certificates, the bonds and other securities with credit tenor and a period for their redemption, being issued by state entities;

Article 19 of Decree 2681 of 1993 sets forth that the issue and placement of national bond certificates on behalf of the Nation requires an authorization granted by the Ministry of Finance and Public Credit, which is to be granted upon the approval to be given by the National Council of Economic and Social Policies -CONPES- and the opinion of the Inter-parliamentary Commission of Public if it deals with External Public Indebtedness Certificates with a period over a year;

Article 24 of Law 185 of 1995, sets forth that for all purposes provided for in subsection 5 of Paragraph 2 of Article 41 of Law 80 of 1993, the Commission of Public Credit will render its preliminary opinion to go ahead with the relevant management for public credit transactions and a final opinion allowing to carry out thereof in each particular case. From the foregoing are excepted the transactions related to the issuance, subscription and placement of certificates and securities, for which purposes, the Commission of Public Credit will render its opinion just for once;

Pursuant to CONPES 3317 of November 29, 2004, the National Council of Economic and Social Policies –NCESP (CONPES)- rendered its favorable opinion to the Nation to contract External Public Credit Transactions up to an amount of US $ 2.7 billion or its equivalent in other currencies (US $ 1.550 billion in the international capital markets and US $ 1.150 billion in external loans through the commercial and multilateral banking), to guarantee the priority budget appropriations for FY2005 and FY2006;

Based on the favorable opinion issued by the National Council of Economic and Social Policies –CONPES-, the Nation has carried out four (4) issuances whereby the authorized quota has been affected in an amount of NINE HUNDRED AND SEVENTY-SIX MILLION THREE HUNDRED AND THIRTY THOUSAND FIVE HUNDRED AND NINETY-EIGHT US DOLLARS (US $ 976,330,598) whereby there is a accrued, authorized, non-used amount of FIVE HUNDRED AND SEVENTY-THREE MILLION SIX HUNDRED AND SIXTY-NINE THOUSAND FOUR HUNDRED AND TWO US DOLLARS (US $ 573,669,402);

According to certificate issued by the Technical Secretary Office of the Honorable Inter-Parliamentary Commission of Public Credit, in session held on December 7, 2005, the requirement consisting on obtaining the opinion of said Commission was met, pursuant to provisions of Article 7 of Decree 2757 of August 10, 2005, so that the Nation-Ministry of Finance and Public Credit may issue external bonds denominated in Colombian Pesos – Global TES – to finance in advance and finance the budgetary appropriations in Colombian Pesos for 2006 in an amount equivalent up to US $ 1 billion;

The Honorable Inter-Parliamentary Commission of Public Credit, in session held on January 19, 2005, rendered its favorable opinion to the Nation - Ministry of Finance and Public Credit - to issue certificates in the international capital markets for an amount up to FIVE HUNDRED MILLION US DOLLARS (US $ 500,000,000) or its equivalent in other currencies, intended to finance budgetary appropriations for FY2005 and FY2006; and based on said authorization the Nation carried out an issuance of the aforementioned External Public Indebtedness Certificates in May 2005; this issuance leaves an accrued, authorized, non-used amount of TEN THOUSAND FOUR HUNDRED AND TWO US DOLLARS (US $ 10,402.00);

In line with provisions of article 16, letters c) and h) of Law 31 of 1992, through External Resolution 12 of August 4, 2000, and External Resolution 8 of November 19, 2004, the Board of Directors of Banco de la República indicated the general financial conditions to which the Nation must be bound to place External Public Indebtedness Certificates in the international capital markets, which proceeds are to finance budgetary appropriations for fiscal years comprised between Y2005 and Y2006;

The Nation is planning to reopen the issuance of External Public Indebtedness Certificates denominated in Colombian Pesos and payable in US Dollars (Global TES) due 2015, authorized by Ministry of Finance and Public Credit by means of Resolution 283 of February 11, 2005, up to an amount of TWO HUNDRED AND FIFTY MILLION US DOLLARS (US $ 250,000,000) or its equivalent in other currencies, intended to finance in advance budgetary appropriations for FY2006;

RESOLVES:

ARTICLE ONE.- To authorize the Nation to carry out the reopening of the External Public Indebtedness Certificates, denominated in Colombian Pesos and payable in US Dollars (Global TES) due 2015, authorized by Ministry of Finance and Public Credit by means of Resolution 283 of February 11, 2005, up to an amount of TWO HUNDRED AND FIFTY MILLION US DOLLARS (US $ 250,000,000) or its equivalent in other currencies, intended to finance in advance budgetary appropriations for FY2006;

ARTICLE TWO.- Characteristics, terms and conditions to which must be bound the External Public Indebtedness Certificates referred to in the above Article will be as follows:

Maturity:	Over two (2) years, depending on the market to be entered.

Interest rate:	Fixed- or variable rates according to market conditions on the date of placement, subject to the limits determined by the Board of Directors of the “Banco de la República”.

Denomination:	In Colombian Pesos (COP) and payable in US Dollars;

Other charges and fees:	The ones fixed by the market for this sort of operations.

ARTICLE THREE.- The other terms, conditions and characteristics of the issue authorized hereby will be determined by the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit.

ARTICLE FOUR.- To authorize the Nation to carry out the transactions connected to the public credit transaction described in Article 1 of this Resolution.

ARTICLE FIVE.- In line with provisions of Article 7 of Law 488 of 1998, the payment of principal, interest, fees and other charges related to the issue authorized hereby, will be tax-exempt from any national taxes, rates, imposts and levies only when such transaction is carried out with people who are non-resident or without legal residence in Colombia.

ARTICLE SIX.- The Nation - Ministry of Finance and Public Credit must comply to the other relevant regulations, in special those related to External Resolution No. 8 of 2000 of the Board of Directors of the Banco de la República and other concurrent provisions.

ARTICLE SEVEN.- This resolution is valid from the date of its publication in the Official Gazette, requisite which is deemed fulfilled with the order given by the Director General of Public Credit and the National Treasury of the Ministry of Finance and Public Credit, pursuant to provisions of Article 18 of Law 185 of 1995.

LET IT BE ENACTED AND ACCOMPLISHED

Given in Bogotá, D. C., as of December 14, 2005

(Signed)

ALBERTO CARRASQUILLA BARRERA

MINISTER OF FINANCE AND PUBLIC CREDIT

EXHIBIT B

MEMORANDUM

.0.0.1-025769

Bogotá, D.C., December 7, 2005

For:	Dr. Alejandro Gamboa Castilla, Coordinator of Multilateral Group General Directorate of Public Credit and National Treasury

From:	Technical Secretary of the Interparliamentary Commission of Public Credit

Subject:	Remittance of Certificate of the Interparliamentary Commission of Public Credit

Borrower	Lender	Amount	Opinion	Allocation
The Nation-Ministry of Finance and Public Credit	Andean Development Corporation	Up to US$ 200,000,000 (two hundred million US Dollars)	Final	Financing of Priority budgetary appropriations for FY2005.

The Nation-Ministry of Finance and Public Credit		Equivalent to US $ 1 billion (one billion US Dollars)	Sole one	Prefinancing and financing of budgetary appropriations in COP for Y2006.

(Signed)

Omar Alfonso Ochoa M.
CHF

Enclosures.
Copy to: Dr. Jaime Holguin Torres, Deputy Director for Risk

THE UNDERSIGNED TECHNICAL SECRETARY OF THE HONORABLE

INTERPARLIAMENTARY COMMISSION OF PUBLIC CREDIT

CERTIFIES THAT:

Pursuant to provisions of Article 2 of Decree 2757 of 2005 “Whereby the procedures and calling to the Interparliamentary Commission of Public Credit on the part of the Ministry of Finance and Public Credit are regulated to have issued its opinion,” the Minister of Finance and Public Credit by means of official letter of December 1, 2005, called the following senators: Aurelio Iragorri Hormaza, Luis Eduardo Vives Lacouture and José Dario Salazar Cruz; to the representatives: Fernando Tamayo Tamayo, Enrique Emilio Ángel Blanco and Rafael Zuleta Zuleta making part of the aforementioned Commission, to the ordinary meeting of the Interparliamentary Commission of Public Credit on December 7, 2005 at 7:30 am, in the Meeting Room located in the third floor of the Ministry of Finance and Public Credit. The relevant information was sent to the participants in line with Article 3 of the aforementioned Decree. For such purposes they also received the corresponding order of the day:

I.	APPROVAL OF MINUTES OF RECORDS OF MEETINGS.

II.	FINANCING PLAN FOR FY2005.

III.	THE NATION-MINISTRY OF FINANCE AND PUBLIC CREDIT

Procedures:	Final opinion to contract an external loan with the Andean Development Corporation - ADC.

Project:	Funding of priority budgetary appropriations for FY2005.

Amount:	Up to US $ 200 million.

IV.	THE NATION-MINISTRY OF FINANCE AND PUBLIC CREDIT

Procedures:	Sole opinion to issue external bonds denominated in Colombian Pesos-Global TES.

Project:	Prefinancing and financing of budgetary appropriations in Colombian Pesos for FY2006.

Amount:	Up to an amount equivalent to US $ 1 billion.

At 7:50 am, the following persons appeared: The Minister of Finance and Public Credit, Doctor Alberto Barrera Carrasquilla; the Hon. Senator, Aurelio Iragorri Hormaza; the Hon. Senator, Luis Eduardo Vives Lacouture; the Hon. Representative, Fernando Tamayo Tamayo, the Hon. Representative, Enrique Emilio Ángel Blanco; other people were invited to attend the meeting: Hon. Senator, Jorge Enrique Berrío Villarreal; Hon. Representative, Jorge Luis Feris Chadid, Doctor Felipe Sardi Cruz, General Director of Public Credit and the National Treasury; Doctor

Javier Rondón, Deputy Directorate of Financing of the Nation of the General Directorate of Public Credit and the National Treasury; Dr. Alejandro Gamboa Castilla, Coordinator of the Multilateral Group of the General Directorate of Public Credit and the National Treasury of the Ministry of Finance and Public Credit and Dr. Omar Alfonso Ochoa Maldonado, Technical Secretary of the Interparliamentary Commission of Public Credit.

At 8:50 am, the Minister of Finance and Public Credit, Doctor Alberto Barrera Carrasquilla, left the meeting because he had other prior commitments to be fulfilled. Because of the foregoing, Doctora Gloria Inés Cortés Arango, Deputy Minister of Finance and Public Credit, continued chairing the meeting in order to start the point no. 3 of the order of the day. Lately, at 9:10 am, the Hon. Senator Luis Eduardo Vives Lacouture left the meeting whereby the quorum necessary to take a decision during the above-mentioned meeting got dissolved.

Next, the Hon. Members of the Interparliamentary Commission of Public Credit, Hon. Senator Aurelio Iragorri, and Hon. Representative Fernando Tamayo Tamayo, requested to postpone the study of the transactions contemplated in the order of the day, whereby Doctora Gloria Inés Cortés Arango, Deputy Minister of Finance and Public Credit, indicated that such request would be put under consideration pursuant to provisions of Decree 2757 of 2005.

Consequently, Doctora Gloria Inés Cortés Arango, Deputy Minister of Finance and Public Credit, informed that she would apply the final paragraph of Article 7 of Decree 2757 of August 10, 2005, which reads as follows: “In case the Interparliamentary Commission of Public Credit shall not render its opinion, having been previously called and furnished the corresponding information referred to herein, provisions of paragraph of Article 21 of Law 51 of 1990 shall be applied and the Ministry of Finance and Public Credit shall consider this requirement has been fulfilled.” Based on the foregoing, it is assumed that the opinion of the Interparliamentary Commission of Public Credit has been rendered to cover following transactions:

1.	The Nation-Ministry of Finance and Public Credit, final opinion to contract an external loan with the Andean Development Corporation -ADC- to finance priority budgetary appropriations for FY2005 in amount up to US $ 200 million.

2.	The Nation-Ministry of Finance and Public Credit, sole opinion to issue external bonds denominated in Colombian Pesos -Global TES- up to an amount equivalent to US $ 1 billion.

(Signed)
OMAR ALFONSO OCHOA MALDONADO TECHNICAL SECRETARY

Given in Bogotá D.C., as of December 7, 2005